Exhibit 10.10

January 19, 2024

VIA DOCUSIGN

Andrew Hamer
[***]

Re: Retention Bonus Opportunity

Dear Drew:

This letter agreement (the “Agreement”) sets forth the terms and conditions of a retention bonus offered as an incentive for you to remain employed by Sarcos Corp. (the “Company”). Reference is made to the Employment Agreement by and between you, the Company and Sarcos Technology and Robotics Corporation, the Company’s parent (“Parent”), entered into as of October 9, 2022 (the “Employment Agreement”).

You will be eligible to receive a retention bonus equal to fifty percent (50%) of your base 2024 salary, which is your current salary unless the Compensation Committee of Parent’s Board of Directors approves a new base salary for you as part of its current review of executive compensation (in which case it will be such new base salary) (the “Retention Bonus”), if:

(a)
you remain continuously employed by the Company through December 31, 2024 (the “Target Date”); or
(b)
your employment with the Company is terminated prior to the Target Date (i) by the Company, without Cause (as defined in the Employment Agreement) or (ii) by you, for Good Reason (as defined in the Employment Agreement) and, in either case, you satisfy all conditions to receipt of severance under the Employment Agreement, including your timely signing and not revoking a Release.

If earned, the Retention Bonus will be paid to you, less applicable withholdings, no later than March 15, 2025.

Nothing contained in this Agreement is intended to alter the at-will nature of your employment with the Company. This Agreement, together with the relevant provisions of the Employment Agreement, represents the entire agreement and understanding between you and the Company concerning the Retention Bonus, and cannot be modified, except in a writing signed by the Chief Executive Officer of the Company and you.

To indicate your acceptance of the Company’s offer to pay you the Retention Bonus under the terms of this letter, please sign this letter agreement in the space provided below no later than January 24, 2024.

Sincerely,

SARCOS CORP.

By: /s/ Laura Peterson
Laura Peterson
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Andrew Hamer Dated: 01/19/2024

Andrew Hamer